UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2015

ALIMERA SCIENCES, INC.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-34703	20-0028718
(Commission File No.)	(IRS Employer Identification No.)

6120 Windward Parkway
Suite 290
Alpharetta, Georgia 30005
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (678) 990-5740

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2015, the Board of Directors of Alimera Sciences, Inc. (“the Company”) promoted Richard S. Eiswirth, Jr. to the position of President and Chief Financial Officer. Mr. Eiswirth, age 46, has served as Chief Financial Officer of the Company since October 2005 and as Chief Operating Officer since August 2010. The promotion will be effective as of January 1, 2016.

C. Daniel Myers, who currently serves as the President of the Company with the title of President and Chief Executive Officer, will remain the Chief Executive Officer of the Company, but effective January 1, 2016, will no longer serve as the President of the Company.

In connection with Mr. Eiswirth’s promotion, the Compensation Committee of the Company’s Board of Directors approved an annualized base salary for fiscal 2016 of $425,000 and a target bonus award for fiscal 2016 of 45% of base salary. There were no other changes made to Mr. Eiswirth’s compensation and benefits or to his employment agreement with the Company.

Mr. Eiswirth has no family relationships that are required to be disclosed under Item 401(d) of Regulation S-K and is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

The information required by Items 4.01(b) and (e) of Regulation S-K is hereby incorporated by reference to the Company’s proxy statement for its 2015 annual meeting of stockholders, as filed with the Securities and Exchange Commission on April 30, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIMERA SCIENCES, INC.

Dated: December 17, 2015	By:	/s/ RICHARD S. EISWIRTH, JR.
	Name:	Richard S. Eiswirth, Jr.
	Title:	Chief Operating Officer and Chief Financial Officer